Exhibit 99.1


                                                    CONTACT
                                                    Janice R. Drummond
                                                    (847) 286-8316


                                                    FOR IMMEDIATE RELEASE
                                                    March 9, 1999





                    SEARS IN AGREEMENT TO SETTLE SUIT
                    RELATED TO CREDIT FINANCE CHARGES


     HOFFMAN ESTATES, Ill. -- Sears, Roebuck and Co. has reached an agreement to settle a class action lawsuit stemming from an increase in the annual percentage rate (APR) assessed on certain balances of some Sears credit customers.
     The agreement reached with plaintiffs in a suit known as Henry v. Sears was filed today in United States District Court, Northern District of Illinois and is subject to court approval. The settlement also is expected to resolve related lawsuits entitled Kistler v. Sears and Theiss v. Sears. The settlement is made by Sears and a subsidiary, Sears National Bank, N.A.
     The Henry action was brought on behalf of a nationwide class of Sears credit customers who had outstanding balances when their accounts were transferred to Sears National Bank from 1994 through 1996, and who had not fully paid off those balances as of the effective dates of an April 1997 Notice of Change in Credit Terms.
     Prior to the 1997 change in credit terms, there had been no change in the APR applied to the outstanding balances that had existed on these accounts before they were transferred to Sears National Bank. However, under the 1997 change in credit terms, any remaining balances that had existed prior to an account's transfer to Sears National Bank and were being assessed an APR less than the rate then being applied by Sears National Bank on new balances were raised to Sears National Bank's uniform APR.
     Plaintiffs' principal claim in the litigation was that earlier notices to account holders included a commitment not to increase the rate on the pre-transfer balances. Sears believes that the 1997 change in credit terms was proper. However, because some account holders may have misunderstood the earlier communications about changes in credit terms, Sears has agreed to the settlement.
    "This settlement has been reached in order to avoid costly and time-consuming litigation," said Alan J. Lacy, president, Sears Credit. "It also will assure our customers that we value their continued business and want them to be satisfied with Sears in all respects."
     Sears previously reserved for the estimated cost of the settlement; therefore, the proposed settlement will not have a material impact on Sears earnings or financial position. The settlement does not require any changes in Sears credit practices.
     Terms of the settlement include Sears paying approximately $36 million in cash to approximately 3 million customers whose APR on pre-existing balances was increased as a result of the 1997 change in credit terms.
      In addition, those customers will receive coupons with a face value equal to the individual cash payments, also totaling approximately $36 million. The coupons will be usable to purchase products at Sears stores nationwide. The combined amount of cash and coupons represents 50 percent of the estimated incremental APR class members have paid and are expected to pay as a result of the 1997 change in credit terms.
      Sears estimates that the average amount these 3 million customers will receive under those provisions will be $23.80 (part in cash and part in coupons). The settlement agreement also calls for Sears to send additional coupons, each with a face value of $7.50, to all 11 million class members.
      Sears has further agreed, in connection with one of the related cases, to pay approximately $3 million for the furtherance of consumer counseling, protection and education.
      If the settlement agreement is finally approved by the court, it is anticipated that cash and coupons will be mailed to affected customers in the fall.
     There is no need for members of the class to identify themselves in order to receive compensation. A detailed, printed notice will be mailed to class members shortly. All customer questions should be directed to the settlement administrator at 1-800-955-1642. In particular, account holders who believe that they are members of the class affected by the settlement and who have not received a copy of the notice by May 10, 1999, may call the settlement administrator to request a copy of the notice. Customers should not call their Sears credit service number or their local store.
     Sears is a leading U.S. retailer of apparel, home and automotive products and services, serving American households through 845 full-line department stores and more than 2,000 specialized retail locations nationwide. More than 63 million U.S. households have Sears credit accounts.

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